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                                                                      EXHIBIT 11



                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)


                                                          For the Three Months              For the Nine Months
                                                             Ended June 30,                    Ended June 30,
                                                          --------------------              -------------------
                                                             1997      1996                   1997         1996
                                                          --------    --------              --------    -------
PRIMARY EARNINGS PER SHARE

Net Income                                                  $74.4     $69.3                 $195.6       $152.7

    Preferred dividends, net of tax
      benefit                                                (2.3)     (2.4)                  (7.1)        (7.1)
                                                            -----     -----                 ------       ------
Earnings available for common
    shareholders                                            $72.1     $66.9                 $188.5       $145.6


Average common shares outstanding
    Common stock                                             83.8      82.8                   83.5         82.5

    Common stock equivalents -
      Assumed exercise of stock options                       1.1       1.0                    1.2          1.0
                                                            -----     -----                 ------       ------
                                                             84.9      83.8                   84.7         83.5
                                                            -----     -----                 ------       ------
Primary earnings per share                                  $0.85     $0.80                  $2.23        $1.74
                                                            =====     =====                  =====        =====
FULLY DILUTED EARNINGS PER SHARE

Net Income                                                  $74.4     $69.3                 $195.6       $152.7

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock                            (1.4)     (1.4)                  (4.1)        (4.2)
                                                            -----     -----                 ------       ------
Fully diluted earnings                                      $73.0     $67.9                 $191.5       $148.5

Average common shares outstanding
    Common stock                                             83.8      82.8                   83.5         82.5

    Conversion of Series D Convertible
      Preferred Stock                                         5.8       6.1                    5.8          6.2

    Common stock equivalents -
      Assumed exercise of stock options                       1.3       1.0                    1.3          1.0
                                                            -----     -----                  -----        -----
                                                             90.9      89.9                   90.6         89.7
                                                            -----     -----                  -----        -----
Fully diluted earnings per share                            $0.81     $0.76                  $2.12        $1.66
                                                            =====     =====                  =====        =====





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